Exhibit 99.1

CONFIDENTIAL DRAFT NOT FOR IMMEDIATE RELEASE

AIM ImmunoTech Enters into Pancreatic Cancer Clinical Research Agreements with AstraZeneca and Erasmus Medical Center

Research collaboration will evaluate the potential of AIM’s Ampligen® (rintatolimod) in combination with AstraZeneca’s Imfinzi (durvalumab) for the treatment of pancreatic cancer

OCALA, FL (January 17, 2023) – AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM” or the “Company”), an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases — including COVID-19, the disease caused by the SARS-CoV-2 virus — today announced it has entered into an external sponsored collaborative clinical research agreement with Erasmus MC and AstraZeneca.

Under the agreement, Erasmus MC is planning to perform an investigator-initiated clinical study, entitled “Combining anti-PD-L1 immune checkpoint inhibitor durvalumab with TLR-3 agonist rintatolimod in patients with metastatic pancreatic ductal adenocarcinoma for therapy effect. DURIPANC Study,” in which it will use both Study Drugs provided by AstraZeneca and AIM ImmunoTech.

“We have been diligently working to advance the development of Ampligen as a synergistic combination therapy with checkpoint inhibitors based on the promising data demonstrated to date. In the previously conducted human clinical studies, Ampligen has shown synergistic potential with PD-1 checkpoint blockade therapeutics. We are thrilled to take this important step forward in clinical development in collaboration with AstraZeneca and its PDL-1 therapy, durvalumab, and further unlock the potential of Ampligen for the treatment of pancreatic cancer where there remains significant unmet need,” commented Thomas K. Equels, MS JD, Chief Executive Officer of AIM.

Prof. Casper H.J. van Eijck, MD, PhD, Pancreato-biliary Surgeon at Erasmus MC, added, “PD-L1 expression levels in the malignant tumors of pancreatic cancer patients correlates to poor prognosis. While immune checkpoint inhibitors targeting PD1/PDL1 have shown promise in other solid tumors, they have shown limited efficacy thus far in ductal cancer of the pancreas. This may be in part due to limited CD8+ T-cell maturation necessary for the immune system to combat the cancer. We are excited about the promise of combining Ampligen with durvalumab as previous data has shown that Ampligen can prime dendritic cells and enhance the maturation of T-cells essentially activating the immune system through its activation of TLR3 while durvalumab will bind PD-L1 and ‘uncloak’ the tumor cells in the tumor microenvironment allowing them to be recognized and attacked by the immune system. We believe this one-two punch of TLR-3 stimulation and PD-L1 blockade could lead to synergistic anti-tumor immunity in patients and extend overall and progression free survival in patients with metastatic pancreatic cancer.”

Ampligen is AIM’s dsRNA drug currently being developed for globally important cancers. Ampligen has shown therapeutic synergy with checkpoint inhibitors, including increasing survival rates and efficacy, in the treatment of animal tumors when used in combination with checkpoint blockade therapies. The first detection of Ampligen’s synergistic potential with checkpoint blockade therapeutics was witnessed in pre-clinical mouse models of melanoma and pancreatic cancers. Additionally, there is published data from two recent clinical studies – in triple-negative breast cancer and advanced recurrent ovarian cancer – that further support Ampligen’s potential to enhance checkpoint blockade therapy efficacy.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19. The Company’s lead product, Ampligen® (rintatolimod) is an immuno-modulator with broad spectrum activity being developed for globally important cancers, viral diseases and disorders of the immune system.

Ampligen is currently being used to treat pancreatic cancer patients in an Early Access Program (EAP) approved by the Inspectorate of Healthcare in the Netherlands at Erasmus Medical Center and AIM has commenced a Phase 2 clinical study in locally advanced pancreatic cancer. The Company also has multiple ongoing clinical trials to evaluate Ampligen as a combinational therapy for the treatment of a variety of solid tumor types both underway and planned at major cancer research centers. Additionally, Ampligen is approved in Argentina for the treatment of severe chronic fatigue syndrome (CFS) and is currently being evaluated in many aspects of SARS-CoV-2/COVID-19 myalgic encephalomyelitis/chronic fatigue syndrome (ME/CFS) and Post COVID Conditions.

For more information, please visit aimimmuno.com and connect with the Company on Twitter, LinkedIn, and Facebook.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Among other things, for those statements, the Company claims the protection of safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

AIM@jtcir.com